Exhibit 99.1

Company Contact:	Investor Relations Contact:	Media Contact:
Environmental Power Corporation Kam Tejwani President and Chief Executive Officer (603) 431-1780 ktejwani@environmentalpower.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening/Seema Brin (212) 838-3777 jburfening@lhai.com sbrin@lhai.com	Lippert/Heilshorn & Associates, Inc. Chenoa Taitt (212) 838-3777 ctaitt@lhai.com

ENVIRONMENTAL POWER CORPORATION APPOINTS NEW PRESIDENT FOR

MICROGY, INC.

Portsmouth, NH –June 21, 2005 –Environmental Power Corporation (AMEX:EPG) today announced the appointment of Randall Hull as president of the company’s principal operating subsidiary, Microgy, Inc. effective July 1, 2005.

Mr. Hull, a 25-year veteran in industrial manufacturing and processes, brings a wealth of experience in general management and executive leadership positions with various subsidiaries of BOC Gases, a leading global industrial gases, vacuum technologies and distribution services company. His tenure at BOC Gases included positions such as vice president, Global Chemicals/Petroleum sector, a $400 million global business, where he was responsible for all major sales and marketing efforts. He also served as vice president of a major customer group at BOC, responsible for managing relationships with the company’s top 40 customers representing $250 million in annual sales. Mr. Hull holds a bachelors degree in mechanical engineering from Lehigh University and a masters degree in business administration from Harvard University.

Kam Tejwani, president and chief executive officer, Environmental Power Corporation, stated, “Our company is at an exciting stage in its development, poised to build on a first-mover advantage in the market for renewable, environmentally-friendly biogas by leveraging what we believe to be a superior anaerobic digestion technology. Randall brings to Microgy extensive and relevant leadership and sales/marketing experience in the industrial gases industry, which we believe will be invaluable as we pursue our growth plans”.

Donald “Andy” Livingston, founder and director of Environmental Power Corporation, has served as president of Microgy, Inc. since 2002, and will remain involved as executive vice president and a member of the Board of Directors of Environmental Power. Mr. Livingston’s considerable project development experience and expertise will be focused principally on the development of new opportunities for Microgy, including the pipeline gas business in Texas and the Southwest, an initiative that is of strategic importance to the company’s long-term growth prospects. “I am confident that under the leadership of Randall Hull, Microgy will continue to strengthen its position as a premier developer of clean, renewable energy”, said Mr. Livingston.

In commenting on his new position, Randall Hull said, “I feel privileged to be joining the Microgy team. We have a unique opportunity to create value for our customers, for our growing team of employees and especially for the communities where our renewable energy projects will be situated. We strive to offer a complete solution, encompassing project development, financing, engineering and operating capability that should help make these projects advantageous to all parties involved. I look forward to being part of a long-term partnership with our customers and their communities”.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

ABOUT MICROGY, INC.

Microgy holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology, which transforms manure and food industry waste into methane-rich biogas that can be used to generate electricity or thermal energy, or refined to pipeline-grade methane for sale as a commodity. This technology also represents a potentially profitable solution for the nation’s estimated 3,500 large animal feeding operations as they seek to comply with a growing number of proposed and adopted mandates developed by federal, state and local officials aimed at regulating the management of farm waste. Complying with these mandates places potentially significant cost and operational burdens on America’s farmers, which Microgy’s technology can help to address.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a “safe harbor” for forward-looking statements. Certain statements contained in this press release, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words “may,” “assumes,” “forecasts,” “positions,” “predicts,” “strategy,” “will,” “expects,” “estimates,” “anticipates,” “believes,” “projects,” “intends,” “plans,” “budgets,” “potential,” “continue,” “targets” and variations thereof, and other statements contained in this press release regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies, uncertainties regarding project financing, the lack of binding commitments and the need to negotiate and execute definitive agreements for the construction and financing of projects and for other matters, financing and cash flow requirements and uncertainties, difficulties involved in developing and executing a business plan, difficulties and uncertainties regarding acquisitions, technological uncertainties, including those relating to competing products and technologies, risks relating to managing and integrating acquired businesses, unpredictable developments, including plant outages and repair requirements, the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, the inability to predict the course or outcome of any negotiations with parties involved with our projects, uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which Environmental Power Corporation and its subsidiaries operate and other factors, including those described in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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